Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The Registrant has the following wholly-owned subsidiaries which, except as indicated, do business under their respective legal names:

Name	Place of Incorporation
WD-40 Manufacturing Company	California, USA

WD-40 Company (Canada) Ltd.	Ontario, Canada

WD-40 Holdings Limited	London, England

WD-40 Company Limited	London, England

WD-40 Company (Australia) Pty. Limited	New South Wales, Australia

Heartland Corporation	Kansas, USA

Shanghai Wu Di Trading Company Limited	Shanghai, China

WD-40 Bike Company LLC	Delaware, USA